Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-14 of Goldman Sachs BDC, Inc. of our report dated February 20, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting and our report dated March 12, 2020 relating to the senior securities table of Goldman Sachs BDC, Inc., which appear in this Registration Statement. We also consent to the references to us under the headings “Senior Securities of Goldman Sachs BDC, Inc.” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 10, 2020